Exhibit 99.1
PRESS RELEASE                 FOR IMMEDIATE RELEASE
January 9, 2015
CONTACT: Ann Bruner
800/283-2357

The Burlington Capital Group Announces New Chief Financial Officer
Omaha, Nebraska - January 9, 2015 - The Burlington Capital Group, LLC (“Burlington”) announced that Craig S. Allen has been appointed the company’s Chief Financial Officer effective January 8, 2015. Burlington also acts as the general partner of the general partner of America First Multifamily Investors, L.P. (NASDAQ: ATAX) (“ATAX”), therefore in that capacity, Mr. Allen also has become the Chief Financial Officer of ATAX.
Mr. Allen brings 20 years of experience working with public and privately traded companies with over 17 years in the financial services industry.
He was previously Senior Vice President and Chief Financial Officer at ECMC Holdings, Oakdale, MN, an $80 million privately held financial services company. Mr. Allen was recruited by ECMC to develop and execute strategies to expand geographically, extend lines of business, and enhance the company’s value. He also served as the financial and operational leader in numerous subsidiary companies. Prior to that, Mr. Allen was Chief Financial Officer with XO Group, Inc. (NYSE: XOXO), a publicly traded global multi-media and technology company.
“Craig’s experience in the financial services industry is well-suited for The Burlington Capital Group’s financial operations,” said Lisa Roskens, Chairman of the Board and Chief Executive Officer of the Burlington Capital Group LLC. “Craig’s 20 years in senior financial positions for public companies will allow Burlington to continue to improve operating and financial efficiencies.”
Mr. Allen has a Bachelor of Science degree in Accounting from Northern Illinois University, DeKalb, IL. He also holds designations as a Certified Public Accountant (CPA), Chartered Global Management Accountant (CGMA), Certified Management Accountant (CMA) and International Financial Report Standards Certificate (IFRS).
Founded in 1984, The Burlington Capital Group has established itself as an innovator in a variety of markets including advising investment clients, real estate development, property management, growing businesses in emerging markets, and seeking out new entrepreneurial endeavors. The Burlington Capital Group has served as the general partner for 17 public limited partnerships and five private partnerships and has raised, financed and managed total assets of nearly $5 billion and served more than 100,000 investors.

Safe Harbor Statement
Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially.  These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, bond investment valuations and the overall negative economic and credit market conditions.  For a further list and description of such risks, see the reports and other filings made by ATAX with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2013. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.